                                             Exhibit B1


NEES ENERGY, INC.
Statement of Income and Accumulated Deficit (Thousands of Dollars) For the Quarter ended September 30, 1997
(Unaudited, Subject to Adjustment)


INCOME

  Equity in income/(loss) of AllEnergy
    Marketing Co., L.L.C.                            $(2,275)
                                                     =======


EXPENSES

  Other operating expenses                                51
  Income tax                                            (814)
                                                     -------
  Total Operating Expenses                              (763)
                                                     -------

Net income/(loss)                                     (1,512)

Retained earnings at beginning of period              (3,520)
                                                     -------
Accumulated deficit at end of period                 $(5,032)
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